Exhibit 99.2

Company Name: Newmont Corp
Company Ticker: NEM US Equity
Date: 2023-05-15

FINAL

Bloomberg Transcript

Newmont Business Update

Company Participants

- Aaron Puna, Executive Vice President and Chief Technology Officer
- Dean Gehring, Executive Vice President & Chief Development Officer Peru
- Tom Palmer, President and Chief Executive Officer

Other Participants

- Anita Soni, Analyst
- Brian MacArthur, Analyst
- Josh Wolfson, Analyst
- Tanya Jakusconek, Analyst

Presentation

Operator

Good morning, and welcome to Newmont's Analyst and Investor Webcast and Conference Call. All participants will be in a listen-only mode. (Operator Instructions) Please note, this event is being recorded.

I would now like to turn the conference over to Tom Palmer, President and Chief Executive Officer. Please go ahead.

Tom Palmer {BIO 19152958 <GO>}

Thank you, operator. Hello, everyone, and thank you for joining us today for this exciting announcement. After an intense period of exclusive due diligence, along with the incredibly hard work from the dedicated teams at both Newcrest and Newmont, we have announced the signing of a definitive agreement to acquire Newcrest. This is a transformational transaction, one that is underpinned by a clear strategy that will combine two of the industry's senior gold producers and set the standard for safe, profitable, and responsible gold and copper mining. With industry-leading talent and decades of collective experience, the combined company will create significant value for both sets of shareholders, our combined workforce, and the communities in which we operate, and strengthen our position as the world's leading gold company.

Today, I'm joined by our executive leadership team and we will all be available to answer questions at the end of the call. As a reminder, please note our cautionary statements and refer to our SEC filings, which can be found on our website.

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Company Name: Newmont Corp Company Ticker: NEM US Equity Date: 2023-05-15 Page 2 of 16 The acquisition we announced yesterday is underpinned by a very clear and focused strategy, designed to ensure that the Newmont of today not only retains its leadership position in the gold industry but also strengthens its underlying foundations to deliver decades-long shareholder value. To give you an insight into the corporate strategy process we have fine-tuned over the last several years, let me walk you through the key inputs and outputs that together define our strategic vision, our key strategic drivers, and the potential execution pathways. We start by analyzing and understanding the key global mega-trends that impact on the world, our industry, and Newmont, specifically. These cover society, technology, and geopolitics. These mega-trends represent both individually and collectively, a very dynamic, complex, and unpredictable environment, one in which we currently operate and we'll be expected to succeed in over the long term. We then combine our view of these mega-trends with a comprehensive understanding of our core strengths, our unique capabilities, and also the potential gaps that we need to close in order to differentiate Newmont today and in the future. Our strategic drivers focus on three fundamental elements. First and foremost, building, maintaining, and strengthening our responsible gold leadership position through our culture, our performance, and our relationships. Second, identifying industry consolidation opportunities that play to our strengths and competitive advantages. And also, executable and value-accretive to our shareholders. Lastly, finding opportunities to diversify our commodity mix so that we continue to deliver to our shareholders the benefits of responsibly-produced gold today, together with an increasing future exposure to the world's key energy transition metal copper. Our decision to approach Newcrest earlier this year with the idea of a potential combination was grounded in these three key elements of our strategy. First, it presented an opportunity to achieve the best possible collection of tier-1 gold and copper assets in the industry under one umbrella and benefiting from Newmont's operating model, sustainability practices, and disciplined capital allocation process. Second, the addition of the Newcrest assets to the Newmont portfolio allows us to consolidate two world-class gold and copper mining districts in Australia and in Canada, unlocking compelling strategic, operational, and sustainability-driven synergies that are unique to this transaction. Lastly, the combination complements Newmont's existing copper production and project pipeline with world-class growth optionality. Connecting the external environment with internal capability is key to being able to devise and execute a successful strategy in general. The acquisition of Newcrest by Newmont announced yesterday executes on a clear strategy with robust planning and preparation. I'll now take you through the powerful value proposition of this transaction. Today, Newmont leads the gold industry in safety, sustainability, profitable production, and shareholder returns, differentiating ourselves in four key areas. First and foremost, our values-driven commitment to leading sustainability practices. Second, Newmont has created a global portfolio of world-class operations and projects. Third, these assets are managed through our integrated operating model with a proven track record of delivering value. And finally, we consistently apply a disciplined approach to capital allocation. FINAL Bloomberg Transcript

Company Name: Newmont Corp Company Ticker: NEM US Equity Date: 2023-05-15 Page 3 of 16 Our acquisition of Newcrest represents a powerful value proposition that will build upon those four key differentiators, strengthening our robust global platform to generate strong and resilient returns. Upon completion of the transaction, the combined business is expected to set the new sustainability standards, strengthening Newmont's position at the gold sector's industry leader; to create the industry's strongest portfolio of world-class gold and copper assets with 10 tier-1 operations and a tier-1 district in a highly prospective Golden Triangle of British Columbia; to deliver $500 million of annual synergies from G&A, supply chain, and full potential through our proven operating model; and to target over $2 billion in cash from portfolio optimization. We will continue to drive a disciplined, balanced approach to capital allocation, maintaining financial flexibility, whilst balancing steady reinvestment into our business and robust returns to shareholders through our industry-leading dividend framework. Today, I will talk through each of these differentiators, how they deliver value, and how Newcrest fits into our long-term strategy. At Newmont, we take pride in our heritage as a values-driven organization with a clear purpose, our core values of safety, sustainability, integrity, inclusion, and responsibility. They have been developed over a long period and through multiple generations of leaders. Together they are fundamental to how we run our business, where we choose to operate, and how we conduct ourselves on a daily basis. And we have learned that achieving our purpose requires a strong governance structure and our commitment to accountability and transparency. Building on Newcrest's well established sustainability credentials, Newmont will apply its proven sustainability leadership and practices to Newcrest operations by bringing a clear focus on mitigating safety risks along with visible, felt leadership in the field to drive a fatality-free business; by building on Newmont's sustainability leadership and commitment to meaningful social engagement based on inclusion, transparency, and integrity in order to be the partner of choice for governments, host communities, suppliers, and our workforce; by remaining committed to Newmont's leading environmental stewardship practices and climate goals; and by creating a diverse inclusive and equitable workplace, where everyone is welcomed; attracting and retaining the breadth of skills and talent needed to continuously improve performance. By aligning our purpose and values across the combined organization, we will be very well-positioned to safely and sustainably deliver on our commitments through the industry's best portfolio of top-tier operations in low-risk mining jurisdictions. A portfolio that produced approximately 8 million ounces of annual gold production, with 80% of this production coming from assets based in Australia and the Americas. And notably, more than 5 million ounces or two-thirds of this gold production coming from 10 large, long-life, low-cost tier-1 assets. Underpinning this portfolio is the world's largest gold reserve and resource base of 96 million ounces of gold reserves declared by Newmont and 52 million ounces declared by Newcrest, which when combined with a robust organic project pipeline provides a pathway to steady gold production and cash flow for many decades to come. FINAL Bloomberg Transcript

Company Name: Newmont Corp Company Ticker: NEM US Equity Date: 2023-05-15 Page 4 of 16 In addition to gold, the acquisition of Newcrest more than doubles Newmont's exposure to copper. The combined annual copper production will be approximately 350 million pounds, all coming from Australia and Canada. And 50 billion pounds of copper reserves and resources from Newcrest will be added to Newmont's existing 42 billion pounds, providing very significant exposure to this metal of critical importance to our world. As we've demonstrated following the acquisition of Goldcorp four years ago, we will focus on value over volume and look to optimize the new portfolio, targeting approximately $2 billion in cash over the next 24 months. As an important part of our due-diligence process over the last four weeks, we had key members of our executive team lead site visits. Dean Gehring led the visit to Brucejack and Red Chris in Canada, Aaron Puna to Lihir in Papua New Guinea, and Rob Atkinson to Cadia in Australia. Their insights were key inputs to developing our synergies and how we plan to integrate the Newcrest operations into our portfolio and operating model. Now let me briefly take you through how we plan to integrate these operations, starting with Australia. Newmont has a long history in Australia and a shared heritage with Newcrest, establishing our Australian subsidiary way back in 1966 that would become Newcrest some 25 years later. Today, Newmont and Newcrest are two of the top gold producers in Australia, with four operating mines, of which three are tier-1 assets. The combination of these four operations will leverage Newmont's existing, scalable operating model in Australia to combine both companies' leaders, subject matter experts, supply chains, and regional infrastructure to drive best-in-class performance. By bringing these four operations together into our consolidated Australian portfolio, we will create unprecedented economies of scale in one of the world's most favorable mining jurisdictions, creating efficiencies and value with a shared workforce, technical expertise, and large-scale supply chain optimization. Moving up to Papua New Guinea, Lihir is one of the world's great gold mines, a tier-1 operation by any measure. And in addition to Lihir, there is significant gold and copper growth in PNG through the world-class Wafi-Golpu project. We are committed to building and maintaining strong, proactive, mutually beneficial, and long-lasting relationships with the PNG government and local communities while supporting site and profitable operations. As part of this commitment, Newmont plans to establish PNG as a standalone fifth region in our portfolio, with an in-country senior leadership presence. Moving across to Canada, this transaction will also significantly strengthen Newmont's position in Canada. By combining the two existing Newcrest operations, Brucejack and Red Chris, with Newmont's Saddle North and Galore Creek projects, a tier-1 district in the highly prospective Golden Triangle region of British Columbia will be created, a district in which Newmont will be operating for decades to come. Similar to Australia, this combination in Canada will also leverage Newmont's existing regional operating model in North America to combine and optimize both companies' leaders, subject matter experts, supply chains, and regional infrastructure to drive best-in-class performance. Turning now to the synergies that we have identified from our due-diligence efforts. Over the last four weeks, in addition to the site visits that I mentioned previously, we have had over 120 subject matter experts working through a robust due-diligence exercise. As part FINAL Bloomberg Transcript

Company Name: Newmont Corp Company Ticker: NEM US Equity Date: 2023-05-15 Page 5 of 16 of this work and leaning into our proven track record of synergy delivery, our teams have identified $500 million in annual synergies that we will deliver from this acquisition. On top of the $100 million, we expect to realize from the G&A synergies of this combination, we estimate approximately $200 million in value from supply-chain optimization. This will come from applying best-in-class pricing and our existing strong partnerships with key suppliers, smelters, and equipment manufacturers to deliver -- to realize benefits from our increased economies of scale. We also expect to realize at least $200 million through the disciplined application of our proven Full Potential program which leverages Newmont's operating model and team of experienced leaders and subject matter experts to improve both productivity and costs. And similar to what we experienced from the Goldcorp acquisition four years ago, the biggest value drivers are expected to come from the two tier-1 operations in Cadia and Lihir. For example, at Cadia, we see the potential to increase average mill throughput from 33 million tons per year to 35 million tons by optimizing maintenance schedules and working to debottleneck the processing circuit. And similar to the improvements that we have made to the mill at Boddington over the last 10 years, Cadia has the potential to enhance the performance of the current equipment in the mill to push two and possibly beyond its nameplate capacity. At Lihir, we see the opportunity to take what is currently a short-term mine design and bring forward a more comprehensive and long-term mine plan to improve productivity. Through this approach, Lihir would be able to improve mining rates and reduce the amount of time spent rehandling material, ultimately leading to higher production at lower costs. Adding all of this up, we expect to realize estimated annual pre-tax synergies of $500 million within the first 24 months of closing this transaction. And we have had this estimate independently validated by a third party. Turning now to our capital allocation strategy. Our capital allocation priorities remain unchanged and will continue to be executed according to our clear and balanced strategy. First and foremost, to maintain the industry's strongest balance sheet. Second, to reinvest in our business through exploration and organic growth, staying disciplined as we focus on sustainably improving margins and advancing the combined portfolios' most profitable projects. And third, to return excess cash to shareholders through dividends. Newmont understands the importance of shareholder returns. Having returned over $4.5 billion to shareholders since the announcement of our dividend framework in October 2020 and having maintained a dividend yield above 3% for 10 consecutive quarters. I can confirm that following this acquisition, we remain firmly committed to our industry-leading dividend framework. And finally, I'll take a moment to cover some of the key aspects of this transaction. Our Board of Directors have approved a binding offer to acquire all outstanding Newcrest equity at an exchange ratio of 0.4 Newmont shares for each Newcrest share. Newcrest will fund and pay to its shareholders a special dividend of up to $1.10 per share. And the FINAL Bloomberg Transcript

Company Name: Newmont Corp Company Ticker: NEM US Equity Date: 2023-05-15 Page 6 of 16 Operator Q - Anita Soni A - Tom Palmer A - Aaron Puna agreement is subject to shareholder and relevant regulatory approvals, with the transaction expected to close in the fourth quarter of this year. So, in closing, we are very excited about this strategic transaction and the long-term value and optionality it will bring to both sets of shareholders and stakeholders. Through this powerful combination of high-quality gold and copper assets and projects, concentrated in low-risk jurisdictions, Newmont will be well-positioned to set the new standard for gold mining across the industry. We look forward to continuing our work with a talented and experienced team at Newcrest as we work together to begin this next chapter of our journey to create value and improve lives through responsible sustainable mining. Thank you for your time. And with that, I'll turn it over to the operator to open the line for questions. Questions And Answers Thank you. (Operator Instructions) Our first question today comes from Anita Soni from CIBC World Markets. Please go ahead. Your line is now open. {BIO 7539461 <GO>} Hi, good morning, Tom. So my first question, I was intrigued by your comments about Lihir. And so I think you qualified it as a tier-1 asset, and from my analysis, the costs push it into the tier-2 category. But your comments about material movements are something that I've noted. Could you just clarify what you're looking at? I'm assuming it's not moving the waste [ph] back in front of the face after they push it out of the way to mine it. Is that what you're referring to? {BIO 19152958 <GO>} Yeah, thanks, Anita, and good morning. I'll start and then pass to Aaron Puna if we can get Aaron on the line as well. Aaron was on the ground there and I think you've been to Lihir and probably he can paint that picture for you, but it was certainly about looking at how materials moved around that operation, how you think about the mine plan, and what's happening to re-handle. And thinking about a longer-term deal [ph] mine plans and what you might be able to do to more efficiently move that dirt around. I think there was also just some really fundamental basics around how you think about drill and blast and load and haul productivities that we're pretty confident with some of their full-potential techniques, focusing on the mine being the bottleneck that we can deliver some value and certainly have Lihir firmly in the tier-1 definition by anyone's measure. Aaron, if you are connecting in, he is in Ghana at the moment. Hopefully, the phone lines work. He can give you a bit of color from on the ground. FINAL Bloomberg Transcript

Company Name: Newmont Corp Company Ticker: NEM US Equity Date: 2023-05-15 Page 7 of 16 Q - Anita Soni A - Tom Palmer A - Aaron Puna Q - Anita Soni A - Tom Palmer Yes, thanks, Tom, and thanks, Anita, for the question. I think to add some further detail, as mentioned, our focus will center around the already proven Full Potential process where we maximize the capability and capacity of the mine value chain. Initial priority will be deconstraining the mine, focusing on short and medium-term planning, and planning for productivity. We think that by doing this we can make a significant shift in terms of the current load and haul fleet and moving more towards the industry benchmark, which ultimately will lead to a significant reduction in mining cost. {BIO 7539461 <GO>} Okay. So -- because you mentioned about material re-handle, can you clarify that? {BIO 19152958 <GO>} Aaron, do you want to pick that up in terms of what you saw on the ground, the double handling of material? Yes. Thanks, Anita. So in terms of re-handle what we say, Anita, is, inefficiencies in the short and medium-term planning processes that require material to be touched once, twice, or even three times before it reaches its final destination, we believe that -- and we can see an obvious pathway to better planning and making sure those medium-term placement horizons are clear that we can remove a lot of that re-handle. {BIO 7539461 <GO>} Okay. And then just I'll move to the second question, which is, in terms of the $2 billion of portfolio optimizations, I am assuming that means asset sales or is there something else in there within that portfolio optimization that we should be thinking about? And could you provide some color on what parameters you would put around assets that you might look to optimize? I understand you probably don't want to name things, but if you could just give us an idea of some of the criteria of what you would rationalize. {BIO 19152958 <GO>} Yeah, thanks, Anita. So when we think about portfolio optimization, it's certainly looking to rationalize the portfolio through divestments like we did four years ago with Goldcorp and Red Lake, Costa GM, [ph] and our share in Continental Gold. But it's also about how we look at our project pipeline of the two companies coming together and thinking about the sequence of projects and the order in which they take place. So we will go through a considered process both in terms of the portfolio on the asset base, but also the sequence of projects. Consistent with our capital allocation strategy, we certainly will, first and foremost, maintain the strength and flexibility of our balance sheet, but also have the appropriate amount of cash going towards reinvestment in the business. That's in terms of the cash draw towards that reinvestment, but also managing project execution risk. And then ensuring that we are generating appropriate quantities of free cash flow to be able to support industry-leading returns. So portfolio optimization has got project re-sequencing. That's work in front of us. FINAL Bloomberg Transcript

Company Name: Newmont Corp Company Ticker: NEM US Equity Date: 2023-05-15 Page 8 of 16 Q - Anita Soni A - Tom Palmer Operator Q - Josh Wolf son A - Tom Palmer And there's sort of embarrassment of riches in terms of that project pipeline and the sorts of opportunities we have to work our way through that. Then when I come back to the portfolio thinking about it at this way, our value over volume is our approach and the starting point for us is the 10 tier-1 assets that make up the very core of this business. And as I said in my remarks that makes up about two-thirds of production of the two companies, around about 5 -- bit over 5 million ounces. I would add on to that the tier-1 district of British Columbia and Golden Triangle. So really a pseudo or 11th tier-1 district. For us, that's the starting point. We may go through portfolio optimization, and that is our business going forward, those 11 tier-1 operations. But then we will build out from there. Where do we have operations that don't fit the tier-1 definition that we use, but we can see a pathway to getting there, given the exploration potential of some of the ore bodies that we sit on. We will then consider those coming into the portfolio and staying with us in the long term. We'd also look at assets that might never be a Tier-1 asset, but they are in great mining jurisdictions, they have very long-life, and there are great training grounds for future leaders in Newmont and there could be a real logic for them being in our business. And then there'll be assets that might not fit any of those definitions and we will then go through a disciplined rigorous process to then look at how we might rationalize our portfolio and realize full value for those assets. We are under no pressure to do it. We can easily accommodate Newcrest's five operations into our existing operating model, but we will go through a disciplined and rigorous process to review our portfolio, to optimize it, and realize that to be an at least $2 billion of cash over the next couple of years. {BIO 7539461 <GO>} Okay, I'll leave it there and let others ask questions. {BIO 19152958 <GO>} Thanks, Anita. Thank you. The next question comes from Josh Wolfson from RBC Capital Markets. Please go ahead, Josh. Your line is now open. {BIO 16515156 <GO>} Thanks very much. Tom, you mentioned pro forma production of roughly 8 million ounces. Are there any goalposts that we should be thinking about in terms of costs and capital spending steady state maybe after the synergies are factored in there? {BIO 19152958 <GO>} Yeah, good morning, Josh. Still early days for us to work our way through that process. A bit as I was explaining to, Anita, our exercise will start with the core of the portfolio, essentially, that if you are following that answer, the 11 tier-1 operations, we would understand what the capital requirements are to sustain that portfolio, what the cost profile looks from that and then build-out the decisions we make around other assets that we would have in our portfolio over the long term. And then looking at the sequence that FINAL Bloomberg Transcript

Company Name: Newmont Corp Company Ticker: NEM US Equity Date: 2023-05-15 Page 9 of 16 Q - Josh Wolf son A - Tom Palmer Q - Josh Wolf son A - Tom Palmer Q - Josh Wolf son we have for our organic projects and at what pace at which we bring those through and then what does that mean in terms of both gold production and copper production. And that will be an important part of the work that we will now start having reached a definitive agreement, now start working on as we move towards close. So -- both the operating portfolio and the project pipeline again are very important parts of our analysis. {BIO 16515156 <GO>} All right. Thank you. And then the presentation, the press release, it doesn't really mention the Lundin Gold equity stake or Ecuador. Is it safe to assume this is a non-core position pro forma? {BIO 19152958 <GO>} No, Josh, I wouldn't read into that. It's -- Fruta del Norte is a fantastic asset and Lundin are an excellent bunch of operators and so we would certainly see that being an important part of the wider portfolio and we'd certainly want to be working with the Lundin team to understand how we can continue to extract value from that, but it's a wonderful operation and it's very well run. {BIO 16515156 <GO>} Great. And if I can tuck in sort of one maybe higher-level question. The themes here certainly seems to be focusing on tier-1 assets and certainly scale being a big function of that. This is something probably longer term, but when you look at consolidation in the sector, which has been a big focus for Newmont and its peers, do you see there being other opportunities beyond Newcrest longer term? {BIO 19152958 <GO>} Yeah, thanks, Josh. I think when we did the -- as I tried to explain in my remarks, having clarity on your corporate strategy, company strategy, allows you to do very clearly drop out of that an M&A strategy in a consolidating market. And when we did our rate and rank, we used three filters. One is tier-1 operations open-pit underground anywhere in the world we believe that we can run them as well as anybody, if not better. Second one for us was consolidating in top-tier jurisdictions: USA, Canada, Australia are top of our list in terms of those low-risk jurisdictions. And the third one is the ability to get further exposure to copper and it comes with the long-life gold mines. So, we know, you get the copper with the gold metal in those ore bodies. When we then do the rate and rank in a consolidating industry, Newcrest was top of our list with Daylight to the next. And so then we start the process of relationship building to see what we might be able to do, so strategy, relationships, and an opportunity presents. So we're very fortunate to be able to navigate our way through that over the last few months and now we have a significant amount of work in front of us to close out this transaction to do the appropriate integration, to do the portfolio optimization and to deliver on the synergy commitments. And that will be our focus over the next period of time. {BIO 16515156 <GO>} FINAL Bloomberg Transcript

Company Name: Newmont Corp
Company Ticker: NEM US Equity
Date: 2023-05-15

FINAL

Got it. Thank you very much.

A - Tom Palmer {BIO 19152958 <GO>}

Thanks, Josh.

Operator

Thank you. (Operator Instructions) Our next question comes from Tanya Jakusconek from Scotiabank. Please go ahead. Your line is now open.

Q - Tanya Jakusconek {BIO 1896120 <GO>}

Great. Good morning, everyone. Thank you for taking my questions. Just wanted to come to the operating synergies, but before that, can I just confirm, Tom, with you that there are no financial or tax synergies that I should think about?

A - Tom Palmer {BIO 19152958 <GO>}

Good morning, Tanya. No, we are very much focused on G&A, so the standard overheads, supply chain, and then what would deliver for cost and productivity improvements through Full Potential.

Q - Tanya Jakusconek {BIO 1896120 <GO>}

Okay, so I'll take that as a no. So if I can then focus on the operating synergies and I just wanted to come back to Lihir. And Anita asked about the mining side of it, so I just wanted to ask on two other aspects of that operation that when I was there I thought could need some help. How do you feel about or do you see any synergies in the maintenance at that operation and anything in the processing facility? That's my first question on Lihir.

A - Tom Palmer {BIO 19152958 <GO>}

Thanks, Tanya. And, Aaron, I'll get to you again having been on the ground and walk through those facilities. So I will get you to give the firsthand views of the opportunities we see in the maintenance and the processing side, and maybe pick up maintenance, Aaron, on both mobile equipment and fixed plant.

A - Aaron Puna

Yes, thanks, Tom. Thanks, Tanya. I think just in terms of synergies, it's worthwhile identifying the three main areas of which we underpinned a lot of the synergy. The first is leveraging global economies of scale, particularly with strategic suppliers and equipment manufacturers. I think it's fairly clear that we share a lot of the same OEMs and suppliers particularly, Lihir. We then look at consolidated regions and districts which is optimizing working capital and inventory. And then lastly, operational collaboration where we can improve materials and service management.

So when we get specific to Lihir with maintenance, we can see, particularly with the operating fleet, a lot of corrosion from the ocean from the salt. We've got strong relationships with the OEMs that provide equipment already in Newmont and the same

Bloomberg Transcript

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Company Name: Newmont Corp Company Ticker: NEM US Equity Date: 2023-05-15 Page 11 of 16 Q - Tanya Jakusconek A - Aaron Puna Q - Tanya Jakusconek A - Tom Palmer A - Dean Gehring OEMs with Newcrest. So we do see in initial investigations with those OEMs quite a lot of potential sharing, not only of maintenance practices but inventories within the Australia, Papua New Guinea region. And then the same with the processing facilities and I think touching on when -- once we debottleneck the mine, we start to see that constraint shifting to processing. So a lot of work to be done, but unlocking those potential services with the OEMs and suppliers will be a key catalyst for how we materialize more value. {BIO 1896120 <GO>} And can I ask about, when you look at the life-of-mine plans at that operation and I know that there is in the life-of-mine plan as seepage barrier that needs to be put in and I don't know when -- I forgot when that is '27, '28 I forget. How do you feel about that seepage barrier coming in? I know because there is access to couple of million ounces of reserves that need that seepage barrier to be put in, how did you view those life-of-mine plans with that seepage barrier? Yes, thanks again. So with the seepage barrier, the work has already commenced to establish the nearshore barrier. We're expecting that -- investigating that plan. We actually think that plan is pretty robust in terms of design. Obviously, the execution will follow a very similar path. In regards to the reserves and resource, I think we've got to do a little bit more investigation on the certainty of being able to extract those resources. There is obviously some challenges with understanding what happens with the ocean, what happens with the nearshore barrier, and how that actually performs. We've got time looking at the sequence, particularly the carpet [ph] pit as to when we would need to start pushing towards the ocean. So I think it's really a matter of looking at the effectiveness of the nearshore barrier and being confident that what we put into reserve we can extract. {BIO 1896120 <GO>} Okay, thank you. And if I could just get one other one in. I didn't hear any operating synergies or other at the Golden Triangle area. Is there any synergies to come from there, or maybe some capital sharing, any insights on that would be helpful? {BIO 19152958 <GO>} Yeah, thanks, Tanya. We certainly see the driver from -- of the synergies from Full Potential. It will be those two bigger assets in Cadia and Lihir, but Dean Gehring is also on the line. And Dean, again, I'll get you to comment on what you saw across both Red Chris and Brucejack. Certainly, Tanya, there are opportunities across both those operations underneath our Full Potential program, but, Dean, if I can get you to comment for Tanya. {BIO 18915817 <GO>} Yeah. Sure, Tom. And, Tanya, as I know you're well aware, the two sites, while they are close in air miles, it still takes three-ish hours or something to transport back and forth. There are some examples of equipment sharing, but there's just not a lot of opportunities for that. I think where the biggest opportunities will come is really on the commercial side, similar to what Aaron mentioned before about Lihir. Certainly, as it relates to Full Potential, I think there's still a lot more than we can lean in on there. But I would also just say, as Tom mentioned earlier, really to keep our eye on that full district FINAL Bloomberg Transcript

Company Name: Newmont Corp Company Ticker: NEM US Equity Date: 2023-05-15 Page 12 of 16 Q - Tanya Jakusconek A - Tom Palmer Operator Q - Brian MacArthur A - Tom Palmer potential, because as we continue to develop that over many decades, that opportunity for synergies in that area is just going to increase. {BIO 1896120 <GO>} Okay, thank you. I'll leave it to someone else ask questions. Thank you very much for answering my questions. {BIO 19152958 <GO>} All right. Thanks, Tanya. Thank you. Our next question comes from Brian MacArthur from Raymond James. Please go ahead, Brian. Your line is now open. {BIO 1506578 <GO>} Good morning, and thanks for taking my question. Tom, I just wanted to go back to this portfolio optimization you talked about, potentially divestitures, but then sequencing capital all within two years. I mean, just within two years, can you maybe just give me a rough percentages of that $2 billion, what's sequencing and what's sales, because obviously there is a couple of projects that you could delay which would save some sequencing of capital in that timeframe? And the second part of my question is, you've talked in the past about not trying to develop too many big projects at the same time. You might have one big greenfield and a brownfield at the same time. With the larger company, do you think that strategy will change, i.e., you would be able to take on two greenfield projects at the same time, or would you still stick with your lower-risk sequencing strategy of maybe one and one? Thanks. {BIO 19152958 <GO>} Yeah, thanks, Brian. So in terms of the first part of your question, if you think about the combined portfolio coming together, we've really got two projects that are in execution. The sinking the shaft at Tanami with the supporting infrastructure and building the new mine at Ahafo North. So they are in execution. They flow through and they are a significant part of the execution of development capital over the next couple of years. On the Newmont side, as you think about projects that aren't in execution yet, latest stage of studies that are sort of in some of our outlook, as we've talked about a few times, we've got Dean Gehring looking at Yanacocha Sulfides and Dean's looking at everything from full funds approval towards the end of next year through to making a decision to put Yanacocha fully into closure and a number of scenarios in between there. If we were, for instance, to delay Yanacocha Sulfides for a period of time, that would take several hundred million dollars out of next year and the year after. Also in the Newmont portfolio, you've got the layback of the Pamour pit, something in the order of $300 million there next year. You've got the Coffee project starting to shape up in some of our longer-term profile and need to think about where that fitted in. FINAL Bloomberg Transcript

Company Name: Newmont Corp Company Ticker: NEM US Equity Date: 2023-05-15 Page 13 of 16 Q - Brian MacArthur A - Tom Palmer Operator Q - Anita Soni A - Tom Palmer If you then come across to the Newcrest portfolio, there is probably three big projects that we will need to spend some time working through and analyzing in this combined portfolio. It's the pace at which we would develop a Wafi-Golpu, the Red Chris block caves, and the Havieron deposit at Telfer. And there's a myriad of smaller projects. So the work in front of us is to understand that full suite of projects and ensure that they are sequenced up so that you're managing the appropriate draw of cash that goes towards that reinvestment back in the business. In terms of your second part of your question, that actually plays into that analysis. So my view of a portfolio of this size, the portfolio of Newmont today or portfolio of one of the major diversified doesn't change much. There is the project execution risk. How many mega or major projects across different continents can you take on at any one time, ensure you've got the appropriate oversight and governance to be able to manage those projects. And one really big mega project in the multi-billion dollars and a major project of up to around $1 billion is still really what you want to be thinking about managing at any one time. There might be a tail from one to the other. But certainly at the peak of the spend, you want to be -- you want to be spreading that out. So you've got project execution risk managed, but also that draw on cash managed. And that will still be a filter that we will apply as we do our portfolio optimization work in the coming weeks and months. {BIO 1506578 <GO>} Great. Thanks very much. Very clear. {BIO 19152958 <GO>} Right. Thanks, Brian. Thank you. (Operator Instructions) We have a follow-up question from Anita Soni from CIBC World Markets. Please go ahead, Anita. Your line is now open. {BIO 7539461 <GO>} Hi, thanks for taking my follow-up. So you haven't talked a lot about the people in the acquisitions. I'm just wondering -- I know you basically are saying that you are scaling up the Australian office and then you're going to put a regional office in Lihir. Can you just talk about what you plan to synergize there and what like in terms of level, like all of the Newcrest head office kind of gone, regional office gone and you guys will be using your regional offices? Is that the case or is there something else we should be thinking about there? {BIO 19152958 <GO>} Yes. Thanks, Anita. Maybe just to step through the three different jurisdictions that the Newcrest operations are in. We'd certainly be stepping up our presence in Port Moresby with essentially a Senior Vice President and a fifth region and having a presence in that city that's supporting both our relationships with the government and the communities and the Lihir operation, the Wafi-Golpu project. Not dissimilar to the role that I joined him on in FINAL Bloomberg Transcript

Company Name: Newmont Corp Company Ticker: NEM US Equity Date: 2023-05-15 Page 14 of 16 Q - Anita Soni A - Tom Palmer Q - Anita Soni just almost 10 years ago when I was the Senior Vice President for Indonesia based in Jakarta and supporting the very large Batu Hijau operation. So it's a concept we know and so the PNG setup would be along similar lines. So it would be a bit more of a senior presence in Papua New Guinea. Some really terrific Newcrest people on the ground. I was in Port Moresby a week or so ago and got to meet some of the people on the ground and spent some time getting to understand Port Moresby and PNG. And pretty excited about the potential of that country. Coming to Australia, we -- I mean, as I talked about in the prepared remarks, we've been in Australia a very long time. In fact, half of Newmont's life have been in Australia. So we already have a very significant presence in Australia. Not only do we have our regional office supporting Boddington and Tanami, but we have a significant part of our business base down there. We've got our essentially a health safety security team in Australia, we've got a significant proportion of our exploration team. Our technical team, we've got projects and studies in Australia. And those folks live in Perth, but they also live further afield in the Northern Territory in Queensland, in South Australia. So we already have our presence in Australia. When we then think about the Newcrest team, two operations and some of the technical support and skills that Newcrest brings, there will be an increasing presence in Australia. There's some key blockade technology that's all based in Australia that we'd be looking to retain as part of our business going forward. The vast majority of people that work for Newcrest work at their operating sites. And those operating sites are still a very important part of our portfolio. So if I think about this business at close, I think the combined workforce of operators and -- sorry, employees and contractors is the order of 40,000 people. The vast majority of those people work at the operating sites in essential roles needed going forward. Up into Canada, we have a regional team. Newcrest has got a small team in Vancouver. The vast majority of people in Canada are living and working in and around the Brucejack and Red Chris operations and they are important parts of the portfolio going forward and they will be important parts of Newmont going forward. {BIO 7539461 <GO>} Okay. So this $100 million is basically the corporate -- it really comes down to some of the corporate G&A that Newcrest has? {BIO 19152958 <GO>} That's right. It's a pretty standard stuff. In fact, very -- I mean, not dissimilar sizes. Goldcorp four years ago and Newcrest today and similar synergies. It was about $100 million of synergies from Goldcorp four years ago for G&A and similar in this case. And it's really that corporate G&A. We don't need people -- we don't need all the governance that comes with the second public company in Australia, all those sorts of things. {BIO 7539461 <GO>} And then in terms of -- I guess, I'm just trying to understand things like -- sorry, severance costs and things like that. I mean, the synergies are sort of one -- like ongoing every FINAL Bloomberg Transcript

Company Name: Newmont Corp
Company Ticker: NEM US Equity
Date: 2023-05-15

annual, but are there any upfront things that we have to think about as people are let go?

A - Tom Palmer {BIO 19152958 <GO>}

Thanks, Anita. The synergies we commit to are net of any cost to implement, whether that be in the G&A, whether that be in supply chain or whether that be in the Full Potential. And as you say, they are ongoing, they are annual synergies.

Q - Anita Soni {BIO 7539461 <GO>}

All right. And then in terms of the capital allocation, I think you answered it a little bit with Brian's question and sort of my parameters. Like, when you sold Kalgoorlie, I mean, one of the sort of key drivers was, you said it was requiring a lot of CapEx in the next few years and you couldn't see the return on that in the short term. So I would probably qualify -- classify Red Chris as one of those. And I'm just wondering how you think about that one. It's in a good jurisdiction, theoretically long-life asset, but it definitely consumes a lot of cash in the near term, maybe there's some potential there, but hard to say. So like how long -- I mean, it's kind of an expensive option to have. So can you just talk specifically about Red Chris?

A - Tom Palmer {BIO 19152958 <GO>}

Yeah. I would -- we've got more work to do to take our due diligence to the next level of integration, but everything we saw at Red Chris is it's a very, very, very long life operation. With the Newcrest know-how around block caves, it is a mine that will be a very successful part of the Newmont portfolio for decades. So we're approaching Red Chris from that perspective. So it's really more around understanding when and how you bring it on, but it's firmly in our sights as an anchor operation for our position in the Golden Triangle in British Columbia.

Q - Anita Soni {BIO 7539461 <GO>}

Okay. And then you answered my last question about synergies, they are net of any costs that you have. Okay. So that's it for my question. Thank you.

A - Tom Palmer {BIO 19152958 <GO>}

Great. Thanks, Anita.

Operator

Thank you. This does conclude the question-and-answer session, so I would like to turn the conference back over to Tom Palmer for any closing remarks.

A - Tom Palmer {BIO 19152958 <GO>}

Thank you, operator, and thank you, everyone, for making the time to dial in and listen today and wish you all a lovely rest of your day. Thanks, everyone.

Operator

FINAL
Bloomberg Transcript

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Company Name: Newmont Corp Company Ticker: NEM US Equity Date: 2023-05-15 Page 16 of 16 Thank you. Ladies and gentlemen, this concludes today's call. Thank you for joining. You may now disconnect your lines. This transcript may not be 100 percent accurate and may contain misspellings and other inaccuracies. This transcript is provided "as is", without express or implied warranties of any kind. Bloomberg retains all rights to this transcript and provides it solely for your personal, non-commercial use. Bloomberg, its suppliers and third-party agents shall have no liability for errors in this transcript or for lost profits, losses, or direct, indirect, incidental, consequential, special or punitive damages in connection with the furnishing, performance or use of such transcript. Neither the information nor any opinion expressed in this transcript constitutes a solicitation of the purchase or sale of securities or commodities. Any opinion expressed in the transcript does not necessarily reflect the views of Bloomberg LP. © COPYRIGHT 2023, BLOOMBERG LP. All rights reserved. Any reproduction, redistribution or retransmission is expressly prohibited. FINAL Bloomberg Transcript